Exhibit 99.1

SCOLR Pharma Announces Positive Ibuprofen Study Results and Status of Commercialization Program

Positive results from two pharmacokinetic trails completed on 64 subjects; Plans to submit a U.S. New Drug Application in latter half of 2008; Reacquires technology for global rights for ibuprofen products

BELLEVUE, WA., April 17, 2007,—SCOLR Pharma, Inc. (AMEX: DDD) announced today two additional positive pharmacokinetics (“PK”) trials evaluating its extended-release ibuprofen OTC product candidate. Based on these clinical results, the Company is preparing to advance its formulation to commercialization and expects to be in a position to submit a U.S. New Drug Application (NDA) in the latter half of 2008. The Company is also making available previously non-disclosed information about progress of its product with the potential to be the first extended-release ibuprofen tablet formulation for the U.S. over-the-counter (“OTC”) market.

The Company reacquired all rights to use its technology for products containing ibuprofen, following Wyeth’s termination of the global license and development agreement which was effective April 16, 2007. As a result of the alliance with Wyeth, SCOLR did not previously disclose two additional positive pharmacokinetics (“PK”) trials evaluating its extended-release ibuprofen OTC product candidate and extensive scale-up related activities.

The first of the studies reported today was completed in early 2005, included 30 subjects, and evaluated non-coated CDT-ibuprofen tablets. The second study, completed in mid-2006, included 34 subjects and evaluated CDT-ibuprofen coated and printed tablets. The tablets utilized in these studies were produced by the Company’s contract manufacturers, UPM Pharmaceuticals and Cardinal Health, respectively. Both trials were open-label, cross-over PK studies comparing one of SCOLR’s CDT-based 600 milligram (mg.) 12 hour extended-release tablets to three 200 mg. Motrin® immediate-release reference tablets dosed at 0, 4, and 8 hours. The trials were approved by Health Canada, Therapeutics Products Directorate and administered by Biovail’s contract research organization.

Steven J. Turner, VP and Chief Technical Officer, said, “In both clinical studies reported today, the subjects’ ibuprofen blood levels met the requirements that we believe will be required for eventual U.S. regulatory approval. We believe that these results are especially significant considering that the CDT tablets used in the studies were the same formulation but produced by two different contract manufacturers.”

SCOLR has also completed extensive developmental stability testing under numerous conditions for the tablets studied in the referenced clinical studies. Notably, the tablets utilized in the studies were from the same formula, with and without standard tablet coatings, produced on existing manufacturing equipment by different contract manufactures. The same formula has also been utilized in scale-up activities to successfully manufacture various batch sizes at commercial levels at multiple manufacturing locations.

Mr. Turner further commented that, “We now have growing stability data and a positive manufacturing experience for commercial level production. We believe that the clinical results from these studies strongly merit advancing our formulation to commercialization. Additionally, during the past year, we have also modified our pivotal trial designs to incorporate feedback from the U.S. Food and Drug Administration (FDA) and we have engaged Cardinal Health to manufacture the FDA required registration batches for the initiation of our pivotal trials that we are planning to begin later this year.”

Daniel O. Wilds, President and Chief Executive Officer, said, “Although we were disappointed with Wyeth’s decision to terminate our alliance, we are now in a position to more rapidly advance our program and expect that this development may ultimately increase the value of our potential CDT-ibuprofen franchise. Our current goal is to submit a U.S. New Drug Application in latter half of 2008. We are now in a position to discuss possible CDT-based ibuprofen product opportunities with other interested pharmaceutical companies based on our growing body of clinical and product scale-up information.

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contacts:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com